As filed with the Securities and Exchange Commission on May 8, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BTC Digital Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

61 Robinson Road Level 6 & 7

#738, Singapore 068893
+65 6022 2515

(Address, Including Zip Code, of Principal Executive Offices)

2020 Share Incentive Plan of BTC Digital Ltd.

(Full Title of the Plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 302-738-6680

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

BTC Digital Ltd. (the “Registrant” or the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”) Registration Statements on Form S-8 on September 18, 2020 (Registration No. 333-248883), December 30, 2020 (Registration No. 333-251806), June 10, 2021 (Registration No. 333-256987), September 21, 2022 (Registration No. 333-267536), April 10, 2023 (Registration No. 333-271205), January 19, 2024 (Registration No. 333-276629), and March 31, 2025 (Registration No. 333-286250 (the “Prior Registration Statements”) pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 68,140 shares of the Registrant’s ordinary shares, retroactively adjusted to reflect the 30-to-1 ordinary share consolidation effected on May 4, 2022 and the 20-to-1 ordinary share consolidation effected on August 23, 2023, to be offered and sold under the 2020 Share Incentive Plan of the Registrant, as amended (the “Plan”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated into this Registration Statement by reference.

This Registration Statement on Form S-8 registers under the Securities Act an aggregate of 321,500 ordinary shares, which represents the additional shares available for issuance in 2025 pursuant to Section 4(b) of the Plan and equal to approximately 5% of the shares that were outstanding as of December 31, 2024.

This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E of the General Instructions to Form S-8, General Instruction C of the General Instructions to Form S-8.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents previously filed or furnished by the Registrant with the SEC are incorporated herein by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 20-F for its fiscal year ended December 31, 2024, filed with the SEC on April 30, 2025 (File No. 001-39258);

(b)	The description of the Company’s ordinary shares contained in the Company’s Registration Statement on Form F-1 (File No. 333-267314), originally filed with the SEC on September 7, 2022; and

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by its Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that, unless expressly incorporated into this registration statement, documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association provides for indemnification of officers and directors to maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their fraud or dishonesty.

In addition, the Registrant has entered into an indemnification agreement with each of its directors and executive officers. Under these agreements, the Registrant agrees to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant Currently In Effect (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 filed with the SEC on January 19, 2024)

4.2	Specimen Ordinary Share Certificate of the Registrant (incorporated herein by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8 filed with the SEC on January 19, 2024)

10.1	2020 Share Incentive Plan of BTC Digital Ltd. (as last amended and restated on March 26, 2025) (incorporated herein by reference to the Exhibit 99.1 of the Registrant’s Current Report on Form 6-K, filed with the SEC on March 28, 2025)

5.1	Opinion of Conyers Dill & Pearman, regarding the legality of the ordinary shares being registered

23.1	Consent of Audit Alliance LLP

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on May 8, 2025.

BTC Digital Ltd.

By:	/s/ Siguang Peng
	Name:	Siguang Peng
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Siguang Peng as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on May 8, 2025.

Name	Title

/s/ Siguang Peng	Chief Executive Officer and Director
Siguang Peng	(Principal Executive Officer)

/s/ Yupeng Guo	Acting Chief Financial Offer
Yupeng Guo	(Principal Accounting Officer and Principal Financial Officer)

/s/ Xu Peng	Director
Xu Peng

/s/ Ye Ren	Independent Director
Ye Ren

/s/ Zhiyi Xie	Independent Director
Zhiyi Xie

/s/ Yuejun Jiang	Independent Director
Yuejun Jiang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on May 8, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director